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As filed with the Securities and Exchange Commission on December 27, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALIPER LIFE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0675808 (I.R.S. Employer Identification Number)

68 Elm Street
Hopkinton, MA 01748
(508) 435-9500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

E. Kevin Hrusovsky
President and Chief Executive Officer
Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748
(508) 435-9500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

William T. Whelan, Esq.
Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
(617) 542-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

           (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee

Common stock, par value $0.001 per share(5)	1,628,327 shares	$6.52	$10,616,105	$1,233

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of the Registrant's common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
The amount to be registered includes 1,559,170 shares of our common stock issued to selling stockholders in connection with the closing of our acquisition of Cambridge Research & Instrumentation, Inc. on December 17, 2010, of which 137,417 shares may be issued to such selling stockholders upon the release of shares being held in escrow in accordance with the Merger Agreement (as defined herein). In addition, the amount to be registered includes 69,067 shares that may be issued to such selling stockholders in accordance with the Merger Agreement upon the occurrence of a post-closing working capital adjustment, if any.

(3)
Based upon the average of the high and low prices reported for the Registrant's common stock on the NASDAQ Global Market on December 23, 2010.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(5)
Pursuant to the Rights Agreement dated as of December 18, 2001, attached to each share of common stock is a preferred share purchase right, which rights are not presently exercisable.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated December 27, 2010

PROSPECTUS

CALIPER LIFE SCIENCES, INC.

1,628,237 Shares
COMMON STOCK

        This prospectus relates to 1,628,237 shares of our common stock which may be sold from time to time by the selling stockholders named herein. The shares of our common stock offered under this prospectus by the selling stockholders were issued (or may be issued) to the selling stockholders by us in connection with our acquisition of Cambridge Research & Instrumentation, Inc., as further described in this prospectus under the heading "Selling Stockholders."

        We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

        The selling stockholders, including their respective donees, pledgees, transferees or other successors-in-interest, may sell the common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution." The selling stockholders, including their respective donees, pledgees, transferees or other successors-in-interest, may sell the shares in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not be paying any underwriting discounts or commissions in this offering.

        Our common stock is listed on the Nasdaq Global Market under the symbol "CALP." On December 23, 2010, the last reported sale price of our common stock was $6.54 per share. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

        Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 7 of this prospectus under the caption "Risk Factors," as well as the risks described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See "Incorporation by Reference" and "Where You Can Find More Information" in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2010.

        We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus or any applicable prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus or any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or shares are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management's present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to litigation, government regulation, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, and other factors. Please also see the discussion of risks and uncertainties under "Risk Factors" contained in this prospectus and in any supplements to this prospectus and in our most recent Annual Report on Form 10-K, as revised or supplemented by our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

        In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

        This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. A prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with any applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, any applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading "Where You Can Find More Information" before making an investment decision.

        Unless the context otherwise requires, "Caliper," "the Company," "we," "us," "our" and similar names refer to Caliper Life Sciences, Inc. and our subsidiaries, including but not limited to Xenogen Corporation, NovaScreen Biosciences Corporation, and Cambridge Research & Instrumentation, Inc., unless the context requires otherwise.

        Trademarks currently owned and used by Caliper include: Caliper, the Caliper logo, LabChip HT, LabChip Driven, Caliper Driven, LabChip, the LabChip logo, Caliper Discovery Alliance and Services, CDAS, EZ Reader, Staccato, Twister, iLink, iLink Pro, Desktop ProfilerPro, ProfilerPro, Zephyr, Sciclone, Z-8, FLIT, Automation Certified, and iBlox. NovaScreen, and RSMDB are trademarks of NovaScreen Biosciences Corporation, which is a wholly-owned subsidiary of Caliper. Xenogen, the Xenogen logo, IVIS, Living Image, LPTA, Bioware and Quantum are trademarks of Xenogen Corporation, which is a wholly-owned subsidiary of Caliper. Nuance, TRIO, inForm, Vectra, and Maestro are trademarks of Cambridge Research & Instrumentation, Inc., which is a wholly-owned subsidiary of Caliper. Other trademarks, trade names and service marks used in this prospectus are the property of their respective owners.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in "Where to Find More Information." The documents we are incorporating by reference are:

          (a)   Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010 (File No. 001-32976);

          (b)   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 filed on May 5, 2010, August 6, 2010, and November 5, 2010, respectively (File Nos. 001-32976);

          (c)   Our Current Reports on Form 8-K filed on May 18, 2010 (with respect to specified information in that report), May 27, 2010, June 3, 2010, December 10, 2010, and December 21, 2010 (File Nos. 001-32976);

          (d)   The portions of our Definitive Proxy Statement on Schedule 14A that are deemed "filed" with the SEC under the Exchange Act (filing date April 27, 2010);

          (e)   The description of our common stock contained in our Registration Statement on Form 8-A, filed on November 22, 1990 (File No. 000-28229), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-88827) filed on October 12, 1999 and declared effective by the SEC on December 14, 1999, and any amendment or reports filed with the SEC for purposes of updating such description; and

          (f)    All of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original registration statement and prior to the effectiveness of the registration statement.

        In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date any offering under this prospectus is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, Massachusetts 01748. Our telephone number is (508) 435-9500.

        You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

        The following is a summary of what we believe to be the most important aspects of our business. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors in this prospectus (see page 7) and in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About Caliper Life Sciences, Inc.

        Caliper Life Sciences, Inc. develops and sells innovative and enabling products and services to the life sciences research community, a customer base that includes pharmaceutical and biotechnology companies, and government and other not-for-profit research institutions. We believe our integrated systems, consisting of instruments, software and reagents, our laboratory automation tools and our assay and discovery services enable researchers to better understand the basis for disease and more effectively discover safe and effective drugs. Our strategy is to transform drug discovery and development by offering technologies and services that ultimately enhance the ability to predict the effects that new drug candidates will have on humans.

        We believe that increasing the clinical relevance of drug discovery experimentation, whether at early stage, lower cost in vitro (in an artificial environment) testing or later stage, more expensive, preclinical in vivo (in a living organism) testing, will have a profound impact in helping our customers to determine the ultimate likelihood of success of drugs in treating humans. With enabling offerings in both the in vitro and in vivo testing arenas, and a unique strategy of enhancing the "bridge" or linkages between in vitro and in vivo research testing and between research testing and clinical diagnostic testing, we expect to continue to address growing, unmet needs in the market and drive on-going demand for our products and services. These market needs are underscored by key challenges that face the pharmaceutical and biotechnology industry, including late-stage drug failures and unforeseen side effects coming to light late in the development process or even after drugs are on the market.

        We offer an array of products and services, many of which are based on our own proprietary technologies, to address critical experimental needs in drug discovery and preclinical development. Our technologies are also enabling for other life sciences applications beyond drug discovery, such as environmental-related testing, and in applied markets such as agriculture and forensics. We also believe that our technology platforms may be able to provide ease of use, cost and data quality benefits for certain in vitro and in vivo diagnostic applications.

        On December 17, 2010, we completed our acquisition of Cambridge Research & Instrumentation, Inc. (CRi), which is now a wholly-owned subsidiary of ours. CRi develops and markets optical imaging systems to advance biomedical research and molecular-based drug and diagnostic development. CRi's patented systems enable researchers and clinicians to quantify multiple disease and drug response markers in intact tissue samples, at a cellular level or in living small animals.

        Caliper was organized under the laws of the State of Delaware on July 26, 1995. Our principal executive offices are located at 68 Elm Street, Hopkinton, Massachusetts 01748, and our telephone number is (508) 435-9500. Our web site address is www.caliperLS.com. The information on our website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the SEC.

THE OFFERING

Issuer	Caliper Life Sciences, Inc.
Selling Stockholders

Investors who were issued shares of our common stock in a private placement in December 2010 in connection with our acquisition of Cambridge Research & Instrumentation, Inc. and who may receive additional shares of our common stock pursuant to the terms of the Agreement and Plan of Merger with respect to the release of shares placed in escrow and the occurrence of a working capital adjustment.

Securities offered by Selling Stockholders	Up to 1,628,237 shares of our common stock.
Use of proceeds	We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders.
NASDAQ Global Market Symbol	"CALP"
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 7 of this prospectus, "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein).

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors set forth below together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading "Risk Factors" included in Item 1A of our most recent Annual Report on Form 10-K and in Item 1A of each subsequently filed Quarterly Report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. See "Incorporation by Reference" and "Where You Can Find More Information" in this prospectus.

Risks Related To Our Business

We expect to incur future operating losses and may not achieve profitability.

        We have experienced significant operating losses each year since our inception and we expect to incur an operating loss in 2010. As of September 30, 2010, we had an accumulated deficit of approximately $304.9 million. Our losses have resulted principally from costs incurred in developing, producing, supporting and selling our products and services; costs to support our internal operating structure; acquisition related intangible asset amortization; and periodic restructuring and severance costs related to certain strategic developments and initiatives. These costs have exceeded our cumulative cash proceeds which, to date, have been generated principally from product sales, collaborative research and development agreements, technology access fees, license fees, litigation settlement proceeds and interest income on cash and investment balances. To achieve sustained profitability, we will need to generate and sustain higher revenue than we have to date, while achieving reasonable costs and expense levels. We may not be able to generate enough revenue to achieve profitability. We may not achieve or maintain reasonable costs and expense levels. Even if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we fail to achieve profitability within the timeframe expected by securities analysts or investors, the market price of our common stock will likely decline.

Our LabChip products may not achieve widespread market acceptance, which could cause our revenue to grow slowly or decline and make it more difficult for us to achieve or maintain profitability.

        The commercial success of our LabChip products depends upon market acceptance of the merits of our drug discovery and automated electrophoresis separations systems by pharmaceutical and biotechnology companies, academic research centers and other companies that rely upon laboratory experimentation. Although our microfluidic drug discovery and automated electrophoresis systems have been marketed and sold commercially for over ten years, their accuracy, reliability, ease-of-use and commercial value have not yet gained widespread commercial acceptance. In 2008, we introduced a wholly redesigned automated electrophoresis separations system, the LabChip GX and LabChip GXII and in 2010 we released the LabChip XT, an automated nucleic acid fractionation instrument. Although the market reaction to our new LabChip GX and XT systems has been positive, if these systems do not continue to gain further market acceptance, our revenue may grow more slowly than expected or decline.

        Our strategy for our microfluidic-based screening products, such as the EZ Reader, and LabChip GX and XT systems, depends upon the early users of these systems buying additional units as they spread the adoption of this technology throughout their organizations worldwide. New customers for our LabChip GX and XT systems may wait for indications from these early users that these instruments work effectively and generate substantial benefits. If the early users of our EZ Reader and LabChip GX and XT instrument systems do not endorse the further adoption of these systems because they fail to generate the expected quantities and quality of data, are too difficult or costly to use, or are otherwise deficient in meeting the needs of these customers, further sales of these systems to these early users may be limited, and sales to new users will be more difficult.

        For all of the foregoing reasons, we cannot assure you that our efforts to increase the adoption of our LabChip-based drug screening and automated electrophoresis and fractionation systems, by both existing and new users, will be expeditious or effective.

        In summary, market acceptance of our LabChip systems will depend on many factors, including:

  •
  our ability to demonstrate the advantages and potential economic value of our LabChip drug discovery and automated electrophoresis separations and fractionation systems over alternative, well-established technologies;

  •
  our ability to penetrate new markets, such as next-generation sequencing laboratories and protein fermentation facilities , with our LabChip GX and GX II automated electrophoresis separations systems;

  •
  our ability to develop a broader range of standard assays and applications that enable customers and potential customers to perform many different types of experiments on a single LabChip instrument system;

  •
  our ability to develop new LabChip instrument systems designed for new applications; and

  •
  our ability to penetrate the market for secondary kinase screening with our EZ Reader systems and ProfilerPro reaction ready plates.

If our in vivo imaging products and services do not become more widely used by pharmaceutical, biotechnology and life sciences researchers, our revenue will grow more slowly than expected or decline and make it more difficult for us to achieve or maintain profitability.

        The commercial success of all of our imaging systems will depend upon the continuing adoption of our technology as a preferred method to perform in vivo biological assessment. Such continuing adoption depends upon these products meeting the technical and cost requirements for in vivo biological assessment within the life sciences industry. Widespread market acceptance will depend on many factors, including:

  •
  the willingness and ability of researchers and prospective customers to adopt a relatively new technology;

  •
  our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to other methods of in vivo biological assessment; and

  •
  creating a belief on the part of our customers that our products can accelerate timelines and reduce costs in drug development.

        We cannot assure you that our imaging systems will achieve widespread market acceptance in a timely manner or at all, or to a degree that will allow our business to achieve success.

Failure to maintain our credit facility borrowing base, raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenue.

        We anticipate that our existing capital resources, including amounts available under our credit facility, together with the revenue to be derived from our commercial partners and licensees and from commercial sales of our products and services, will enable us to maintain currently planned operations through at least December 31, 2011. However, this expectation is based on our current operating plan, and our ability to maintain our borrowing base and remain in compliance with various covenants of our bank credit facility, which may change as a result of many factors, including conditions in the market for our products and services as well as the prospect of future acquisitions or other investing activities that could require substantial additional financing. Consequently, we may need additional funding sooner than anticipated. The virtually unprecedented turmoil in the world's financial markets, which began in 2008 and has continued in 2010, may make it difficult or impossible for us to raise additional capital. Our inability to raise needed capital would seriously harm our business and product development efforts. Alternatively, in the event that we are able to do so, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders.

        In addition, to the extent that operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.

Failure to remain in compliance with the covenants included in our revolving credit facility could interfere with or prevent our ability to obtain additional advances under this credit facility.

        We maintain a $25 million credit facility through a bank pursuant to a Second Amended and Restated Loan and Security Agreement dated as of March 6, 2009, as amended by a First Loan Modification Agreement, dated as of December 11, 2009, and by a Second Loan Modification Agreement dated May 24, 2010. We utilize the credit facility as a source of capital for ongoing operations and working capital needs. The principal effect of the Second Loan Modification Agreement was to extend the maturity date of the credit facility from November 30, 2010 to April 1, 2011. The modification also established financial covenants for us for the quarter ending March 31, 2011, as well as modified certain of the existing financial reporting covenants that are tested as of the last day of each quarter.

        The credit facility contains traditional lending and reporting covenants through the maturity date, including certain financial covenants applicable to Caliper's liquidity and earnings that are tested as of the last day of each quarter. The credit facility includes rights for the bank to accelerate the maturity of the debt, lower the borrowing base or stop making advances, if the bank determines, based upon its good faith business judgment, that events or conditions may adversely affect the value of the collateral securing the credit facility or our ability to repay amounts outstanding under the credit facility. The credit facility also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could cause interest to be charged at the interest rate in effect as of the date of default plus two percentage points, or in the event of any uncured events of default (including non-compliance with liquidity and earnings financial covenants), could result in the bank's right to declare all outstanding obligations immediately due and payable.

        Our ability to remain in compliance with applicable loan covenants through the credit facility's maturity in April 2011 depends upon our ability to achieve results that are materially consistent with our internal operating plans. If a material adverse change occurs within our business, or we fail to achieve our anticipated operating results, we may become in default of one or more covenants under the credit facility, which would require us to ask the bank to waive the covenants and these waivers may or may not be granted. If such events were to occur, we have no alternative committed sources of capital.

We receive significant revenue from out-licensing our patent estates for in vivo optical imaging methods and microfluidic technology, and may not be able to replace such revenue upon the expiration of those patents.

        We own or exclusively in-license a number of patents for which we have received significant revenue by out-licensing such patents to third parties, including the patents for in vivo optical imaging methods that we exclusively in-license from Stanford University mentioned below, as well as patents in our extensive microfluidics technology patent estate. The in vivo optical imaging patents that we exclusively in-license from Stanford University expire in July 2014, and a certain limited number of our microfluidic patents will also begin to expire in 2014. Our revenue growth rate will be adversely impacted by the loss of license revenue as these patents expire, especially if we are not be able to develop new patent-protected products or technologies for out-licensing that can be used to offset the decline in license revenue due to the expiration of our existing patents.

We receive significant licensing revenue from commercial users of our patented in vivo optical imaging methods, and our ability to continue to receive this licensing revenue in the future will depend upon our ability to convince commercial users of the value of our patented imaging methods and our ability to enforce and defend the validity of such patents.

        We exclusively in-license from Stanford University a portfolio of patents covering a broad range of methods for in vivo, noninvasive imaging of light generated from within mammals, which portfolio of patents include U.S. Patent No. 5,650,135 and a number of other patents that issued from continuation applications relating to the '135 patent. The patents in this portfolio cover broad methods of in vivo imaging of generated light. We actively out-license these patents to entities performing preclinical drug discovery and development research. These licenses, in the case of commercial entities, require the payment of fees in order to perform the patented imaging methods. Our ability to maintain and increase the revenue we obtain from this licensing program will depend upon our continuing ability to convince researchers of the value of these patented imaging methods, as well as our ability to successfully defend the validity of the patents in this portfolio. It is possible that entities will seek to invalidate one or more patents included in this portfolio, either through litigation or through a reexamination process with the USPTO to challenge the patentability of the patent claims. For example, in November 2007 VisEn Medical filed a request with the USPTO for an inter partes reexamination of U.S. Patent No. 7,255,851. In January 2008, the USPTO granted VisEn's request for a reexamination of the '851 patent, and in February 2009 the USPTO issued an "Action Closing Prosecution" which rejected the claims of the '851 patent. The rejected claims of the '851 patent were substantially different from the claims in the remaining patents in the '135 patent family. However, there can be no assurance that one or more of the other patents included in our in vivo imaging patent portfolio could be held to be invalid, or the scope of their claim coverage could be a narrowed through similar legal action taken by other competitors. For example, in February 2010 we and Stanford University filed a complaint for patent infringement against Carestream Health, Inc. which alleges infringement by Carestream of certain patents in the '135 patent family, and in this litigation Carestream has alleged that the patents asserted against it are invalid. If one or more of the patents in the '135 patent family are held to be invalid, our revenue from out-licensing this portfolio may decline.

Because we receive revenue principally from pharmaceutical and biotechnology companies and biomedical research institutions, the current economic conditions faced by and regulatory requirements imposed upon those companies and institutions, as well as their capital spending policies, may have a significant effect on the demand for our products.

        We market our products to pharmaceutical and biotechnology companies and to academic and other biomedical research institutions, and the changes to capital spending policies of these entities could have a significant effect on the demand for our products. These policies vary significantly among different customers and are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research companies and the policies regarding capital expenditures. In particular, economic conditions and regulatory requirements faced by pharmaceutical and biotechnology companies have at certain times directly affected their capital spending budgets. In addition, continued consolidation within the pharmaceutical industry, including the cost reductions often implemented during such consolidations, will likely delay and may potentially reduce capital spending by pharmaceutical companies involved in such consolidations. During the past several years, many of our customers and potential customers, particularly in the biopharmaceutical industry, have reduced their capital spending budgets because of generally adverse prevailing economic conditions, consolidation in the industry and increased pressure on the profitability of such companies, due in part to competition from generic drugs. If our customers and potential customers do not increase their capital spending budgets, because of continuing adverse economic conditions or further consolidation in the industry, we could face weak demand for our products. Similarly, a decrease in the availability of grant money, as well as reductions in the value of university endowments due to recent significant worldwide declines in the value of financial and real estate assets, may impact our sales to academic customers. Developments involving safety issues for widely used drugs, including actual and/or threatened litigation, also may affect capital spending by pharmaceutical companies. Any decrease or delay in capital spending by life sciences or chemical companies or biomedical researchers could cause our revenue to decline and harm our profitability.

        In addition, consolidation within the pharmaceutical industry may not only affect demand for our products, but also existing business relationships. For example, if two or more of our present or future customers of our optical imaging instruments merge, we may not receive the same aggregate amount of fees under one license agreement with the combined entity that we received under separate license agreements with these customers prior to their combination. Moreover, if one of our optical imaging customers merges with an entity that is not such a customer, the new combined entity may seek to terminate or not renew our license agreement. Any of these developments could cause our revenue to decline, or to grow more slowly than we anticipate.

Our future revenue is unpredictable and could cause our operating results to fluctuate significantly from quarter to quarter.

        Our quarterly and annual operating results have fluctuated in the past and are likely to do so in the future. Our operating results have been historically strongest in the fourth quarter due to customer budget cycles and are also influenced in the second and fourth quarters by academic grant funding cycles. The sale of many of our products typically involves a scientific evaluation and commitment of capital by customers. Accordingly, the initial sales cycles of many of our products are lengthy and subject to a number of significant risks that are beyond our control, including customers' budgetary constraints and internal acceptance reviews. As a result of this lengthy and unpredictable sales cycle, our operating results have historically fluctuated significantly from quarter to quarter, and we expect this trend to continue. In addition, a large portion of our expenses are relatively fixed. Historically, customer buying patterns and our revenue growth have caused a substantial portion of our revenues to occur in the last month of the quarter. Delays in the receipt of orders, our recognition of product or service revenue, or manufacturing delays near the end of the quarter could cause quarterly revenues to fall short of anticipated levels. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are relatively fixed, lower than anticipated revenues for a quarter could have a significant adverse impact on our operating results. Accordingly, if our revenue declines or does not increase as we anticipate, we might not be able to correspondingly reduce our operating expenses in a timely enough manner to avoid incurring additional losses. Our failure to achieve our anticipated level of revenue could significantly harm our operating results for a particular fiscal period.

        The following are some of the factors that could cause our operating results to fluctuate significantly from period to period:

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  changes in the demand for, and increased pricing for, our products and services;

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  lengthy sales cycles and buying patterns of our customers, which may cause a decrease in our operating results for a quarterly period;

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  termination, non-renewal, or changes in the terms of our renewable contracts, including licenses;

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  our ability to find new partners to out-license our microfluidics intellectual property technology under our Caliper Driven licensing program, which license agreements generally include substantial upfront fees as well as future royalties based on sales of licensed products;

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  our ability to obtain key components for products and manufacture and install them on a timely basis to meet demand;

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  decreases in the research and development budgets of our customers;

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  commercial customer resistance to paying technology licensing fees in conjunction with future IVIS imaging system purchases;

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  acquisition, licensing and other costs related to the expansion of our product portfolio;

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  expenses related to patent infringement litigation and defense of our patents; and

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  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

        Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter to quarter or annual comparisons of our operating results are not a good indication of our future performance.

Our intellectual property rights may not provide meaningful commercial protection for our products, which could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market.

        We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. In addition, our current and future patent applications may not result in the issuance of patents in the U.S. or foreign countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

        We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing tools for pharmaceutical, biotechnology, and biomedical industries generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement. The biotechnology patent situation outside the U.S. is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

        We own, or control through exclusive licenses, a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents.

        We have taken measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators, customers and consultants. Nevertheless, employees, collaborators, customers or consultants may still disclose our proprietary information, and we may not be able to protect our trade secrets in a meaningful way. If we lose employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques.

We have previously been and are currently involved in patent litigation. In connection with this litigation, the patents on which we rely may be challenged and invalidated. We may need to initiate other lawsuits to protect or enforce our patents or other proprietary rights. Patent litigation tends to be expensive and, if we lose, may cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market and may cause our stock price to decline.

        In order to protect or enforce our patent rights, we may initiate patent infringement litigation against third parties. For example, in January 2009 we initiated litigation against Shimadzu Corporation and its U.S. subsidiary alleging that Shimadzu's importing, marketing and selling of its MCE-202 MultiNA microchip electrophoresis system infringes 11 different U.S. patents owned by us, and in February 2010, we and Stanford University filed a complaint against Carestream Health, Inc. seeking a finding of willful infringement against Carestream based on Carestream's ongoing and unauthorized use of a number of U.S. patents that we exclusively license from Stanford University. Patent infringement lawsuits tend to be expensive, take significant time and can divert management's attention from other business concerns. This risk is exacerbated by the fact that the other parties involved in the lawsuits may have access to substantially greater financial resources than we have to conduct such litigation. These lawsuits put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may suffer reduced instrumentation sales and/or license revenue as a result of pending lawsuits or following final resolution of lawsuits. Further, these lawsuits may also provoke these third parties to assert claims against us. Attempts to enforce our patents may trigger third party claims that our patents are invalid. We may not prevail in any of these suits and any damage or other remedies awarded to us, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or others perceive any of these results to be negative, such perception could cause our stock price to decline.

Acquisitions may have unexpected consequences or impose additional costs on us.

        Our business is highly competitive and our growth is dependent upon market growth and our ability to enhance our existing products, introduce new products on a timely basis and offer our customers products that provide a more complete solution. One of the ways we may address the need to develop new products is through acquisitions of complementary businesses and technologies, such as our acquisition of Zymark in July 2003, our acquisition of NovaScreen in October 2005, and our acquisition of Xenogen in August 2006. From time to time, we consider and evaluate potential business combinations involving our acquisition of another company and transactions involving the sale of our company through, among other things, a possible merger or consolidation of our business into that of another entity.

        Acquisitions involve numerous risks, including the following:

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  difficulties in integration of the operations, technologies and products and services of the acquired companies;

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  the risk of diverting management's attention from normal daily operations of the business;

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  potential cost and disruptions caused by the integration of financial reporting systems and development of uniform standards, controls, procedures and policies;

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  accounting consequences, including amortization of acquired intangible assets or other required purchase accounting adjustments, resulting in variability or reductions of our reported earnings;

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  potential difficulties in completing projects associated with purchased in-process research and development;

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  risks of entering markets in which we have no or limited direct prior experience and where competitors in these markets have stronger market positions;

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  the potential loss of our key employees or those of the acquired company due to the employment uncertainties inherent in the acquisition process;

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  the assumption of known and potentially unknown liabilities of the acquired company;

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  the risk that we may find that the acquired company or business does not further our business strategy or that we paid more than what the company or business was worth;

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  our relationship with current and new employees and customers could be impaired;

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  the acquisition may result in litigation from terminated employees or third parties who believe a claim against us would be valuable to pursue;

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  our due diligence process may fail to identify significant issues with product quality, product architecture and legal contingencies, among other matters; and

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  revenues to offset increased expenses associated with acquisitions may be insufficient.

        Acquisitions may also cause us to issue common stock that would dilute our current stockholders' percentage ownership; record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges; incur amortization expenses related to certain intangible assets; or incur other large and immediate write-offs.

        We cannot assure you that future acquisitions will be successful and will not adversely affect our business. We must also maintain our ability to manage growth effectively. Failure to manage growth effectively and successfully integrate acquisitions that we make could harm our business.

Business divestitures may have unexpected consequences or impose additional costs on us.

        Business divestitures involve significant risks, including the fact that indemnification requirements could result in a reduction of expected proceeds from the sale transaction. In addition, the sale of certain components of our business could reduce future operating cash flows, and increase our reliance on growth in our core remaining business operations to make up for reductions in revenues, operating gross margin and cash flows. Business divestitures may also negatively impact the price of our common stock. We cannot assure you that future business divestitures will be successful and will not adversely affect our business.

The delay, termination or non-renewal of a large multi-year contract or the loss of, or a significant reduction in, sales to any of our significant customers could harm our operating results.

        We currently derive, and we expect to continue to derive, a significant percentage of our total revenue from a relatively small number of customers. If any one of these customers terminates or substantially diminishes its relationship with us, our revenue could decline significantly. We have contractual arrangements with certain customers that encompass the sale of products and licensing of imaging intellectual property pursuant to agreements that are renewable on an annual or multi-year basis. Failure to renew or the cancellation of these agreements by any one of our larger customers could result in a significant loss of revenue. In addition, in April 2007 we entered into a contract with the Environmental Protection Agency (EPA) to perform in vitro compound toxicity screening pursuant to which the EPA periodically issues task orders to us. We have experienced significant, unanticipated delays in the receipt of, or authorization to initiate work with respect to, certain orders under the EPA contract. If the EPA experiences a reduction in its federal funding, elects not to proceed with the program or elects to reduce the number of compounds to be screened by us pursuant to this contract, our revenue may decline or grow more slowly than we currently expect.

The temporary or permanent closure of a leased facility could harm our operating results.

        We currently manufacture our products in various leased facilities. We rely on a single manufacturing location to produce our microfluidic chips in Mountain View, California, and a single manufacturing location in Hopkinton, Massachusetts to produce laboratory automation, microfluidic instrument, imaging and robotics systems, with no alternative facilities. We rely on our facility in Alameda, California to produce Bioware cells and microorganisms. Our in vitro screening services are performed at a single facility located in Hanover, Maryland. These facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. If any of our facilities are closed on a temporary or permanent basis, our revenue could decline significantly.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

        We may be exposed to future litigation by third parties based on claims that our products or services infringe the intellectual property rights of others. This risk is exacerbated because there are numerous issued and pending patents in the life sciences industry and the validity and breadth of life sciences patents involve complex legal and factual questions. Our competitors may assert that their U.S. or foreign patents may cover our products and the methods we employ. For example, until February 2008 we were involved in patent litigation with AntiCancer, Inc. in which AntiCancer had alleged that we have infringed certain of its patents. Although this litigation was resolved through a settlement and cross-license agreement between the parties, there can be no assurance that we will be able to settle other infringement claims on a favorable basis in the future. More recently, in July 2010, Carestream Health, Inc. filed a complaint against us which alleges that our IVIS Lumina XR optical imaging instrument with x-ray imaging capability infringes U.S. Patent No. 7,734,325, which was issued to Carestream by the U.S. Patent and Trademark Office in June 2010. Although we strongly believe that our Lumina XR instrument does not infringe the '325 patent, and that the '325 patent is invalid, the outcome of this litigation cannot be certain. Also, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe.

        From time to time, we have received, and may receive in the future, letters from third parties asking us to license certain technologies that the third party believes we may be using or would like us to use. If we do not accept a license, we may be subject to claims of infringement, or may receive letters alleging infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

        If we lose a patent infringement lawsuit, we could be prevented from selling our products unless we can obtain a license to use technology or ideas covered by such patent or are able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

Our rights to the use of technologies licensed to us by third parties are not within our control, and without these technologies, our products and programs may not be successful and our business prospects could be harmed.

        We rely on licenses to use various technologies that are material to our business, including licenses, with sublicense rights, to certain microfluidic technologies and in vivo imaging methods, licenses to the use of certain biological materials, and licenses to engineer and commercialize transgenic animals. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to the continuation of compliance with the terms of those licenses. In some cases, we do not control the prosecution or filing of the patents to which we hold licenses, or the enforcement of these patents against third parties. For example, under the Promega Corporation and The Regents of the University of California licenses for one or more patented forms of firefly luciferase used in our Bioware cell lines and LPTA animal models, we do not have the right to enforce the patent, and neither licensor is obligated to do so on our behalf. Certain of our licenses contain diligence obligations, as well as provisions that allow the licensor to terminate the license upon specific conditions. Some of the licenses under which we have rights, such as our licenses from the University of Pennsylvania and from UT Battelle for certain microfluidic technologies, and from Stanford University for certain optical imaging methods, provide us with exclusive rights in specified fields, including the right to enforce the licensed patents, but the scope of our rights and obligations under these and other licenses may become subject to dispute by our licensors or third parties. For example, in 2006, Stanford raised an issue regarding the scope of products that we sell which are subject to the royalty provisions of our Stanford license agreement. Although we believe Stanford's interpretation of the license agreement is incorrect, as a result of Stanford's view of the license agreement we may amend the license agreement to change the royalties we pay to Stanford for future sales. The amendment may also include the payment of back royalties to Stanford for products we have already sold. While we have not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments, any increase in the royalties we pay to Stanford would negatively impact our gross margins.

Our tax net operating losses and credit carryforwards may expire if we do not achieve or maintain profitability, or if tax regulations are changed such that they no longer allow previously generated tax net operating losses to be utilized.

        As of December 31, 2009, we had federal and state net operating loss carryforwards of approximately $282.7 million and $123.1 million, respectively. We also had federal and state research and development tax credit carryforwards of approximately $7.9 million and $5.1 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates through 2028 if not utilized. The current remaining state net operating losses have varying expiration dates through 2029. In 2009, the State of California suspended the use of net operating losses by corporations to reduce taxable net income which is apportioned to California. In 2009, we incurred a state tax liability in California as a result of not being able to utilize previously generated losses. As of December 31, 2009, our California tax net operating losses amounted to $44.5 million.

        Utilization of the federal and state net operating losses and credits may be subject to a substantial limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. Because of our lack of earnings history and the uncertainty of realizing these net operating losses, the deferred tax assets have been substantially offset by a valuation allowance.

If we are unable to meet customer demand, it would adversely impact our financial results and restrict our sales growth.

        We may not be able to meet the expectations of our customers for a number of reasons. For example, our lab automation, microfluidic, and imaging instruments are all relatively complex systems, and certain components of these systems are specially manufactured by our limited and/or single-source suppliers. Supply of these parts to us requires adequate lead-time that can result in production delays. If we experience unexpected shifts in customer demand that require increases to planned manufacturing, we may experience production delays that could restrict our sales growth. Also, if we do not consistently manufacture these systems at a sufficiently high level of quality, we could lose customers and fail to acquire new customers if they choose a competitor's product because our systems do not perform in accordance with our customers' expectations. If we are unable to meet customer expectations for any of our instrument systems, it would adversely affect our financial results and restrict our sales growth.

We depend on a limited number of suppliers for components of imaging systems, and we will be unable to manufacture or deliver our products if shipments from these suppliers are interrupted or are not supplied on a timely basis.

        We use original equipment manufacturers, or OEMs, to supply various components of our imaging systems, including the cameras, imaging chambers, and certain subassemblies, filters and lenses. We obtain these key components from a small number of sources. For example, the lens for our IVIS Spectrum is obtained from a single source on a purchase order basis, and the CCD cameras for all of our imaging systems are obtained from a single source pursuant to a binding supply agreement. From time to time, we may experience delays in obtaining components from certain of our suppliers, which may have a negative impact on our ability to produce imaging systems. In the event of a disruption or discontinuation in supply, we believe that alternative sources for certain of these components would not be available on a timely basis, which would disrupt our operations and impair our ability to manufacture and sell our imaging systems.

        Our dependence upon outside suppliers and OEMs exposes us to risks, including:

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  the possibility that one or more of our suppliers could terminate their services at any time;

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  the potential inability of our suppliers to obtain required components or products;

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  reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers;

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  the potential delays and expense of seeking alternative suppliers; and

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  increases in prices of key components.

Accounting for the potential impairment of goodwill and other intangible assets may have a significant adverse effect on us.

        In accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Accounting for the Impairment or Disposal of Long-Lived Assets, we assess the recoverability of identifiable intangibles with finite lives and other long-lived assets, such as property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives from acquisitions are evaluated annually, or more frequently, if events or circumstances indicate there may be an impairment, to determine whether any portion of the remaining balance of goodwill and indefinite lived intangibles may not be recoverable. If it is determined in the future that a portion of our goodwill and other intangible assets is impaired, we will be required to write off that portion of the asset according to the methods defined by FASB ASC 360 and FASB ASC 350, which will have an adverse effect on our reported GAAP net income for the period in which the write-off occurs.

        The goodwill impairment analysis is a two-step process. We are comprised of a single reporting unit, and as such the first step used to identify potential impairment involves comparing the entity's estimated fair value to its carrying value, including goodwill. Fair value is determined by utilizing information about our Company as well as publicly available industry information. In our annual determination, we principally rely on the income approach, pursuant to which we determine fair value based on the estimated future cash flows, discounted by an estimated weighted-average cost of capital which reflects the overall level of inherent risk of the Company and the rate of return an outside investor would expect to earn. Determining fair value involves judgment by our management and requires the use of significant estimates and assumptions, including point-in-time estimates of revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among others. Our projections are based on an internal strategic review. Key assumptions, strategies, opportunities and risks from this strategic review along with a market evaluation are the basis for our assessment. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not considered to be impaired. However, if the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

        The second step of the goodwill impairment process involves the calculation of an implied fair value of goodwill. The implied fair value of goodwill is determined in a manner that is similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. In determining the fair value of our net assets we determined the fair value of leases and certain intangible assets, including trademarks, patents, core and developed technologies and customer relationships.

        Goodwill is not amortized, but is reviewed for impairment at least annually. The results of this year's impairment test are as of a point in time. If the future growth and operating results of our business are not as strong as anticipated and/or our market capitalization declines further, this could impact the assumptions used in calculating the fair value in subsequent years. To the extent goodwill is impaired in future periods, its carrying value will be further written down to its implied fair value and a charge will be made to our earnings. Such an impairment charge would materially and adversely affect our GAAP reported operating results. As of September 30, 2010, goodwill and other intangible assets of $39.9 million were reported in our consolidated balance sheet.

        In the fourth quarter of 2009, we recorded an impairment charge of $0.4 million related to certain intangible assets of NovaScreen based upon our annual impairment assessment. As a result of the assessment, there were indicators of impairment which required analysis on the fair value of the NovaScreen asset group, which primarily included working capital, fixed assets and intangible assets. We completed our assessment of fair value relative to the NovaScreen asset group which resulted in the impairment of the NovaScreen developed technologies. The results of the impairment test are as of a point in time. If the future growth and operating results of the NovaScreen asset group are not as strong as anticipated, this could impact the assumptions used in calculating the fair value in subsequent years.

If our accounting estimates are incorrect, our financial results could be adversely affected.

        Management judgment and estimates are necessarily required in the application of our critical accounting policies. We discuss these estimates in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 in the subsection entitled "Critical Accounting Estimates." If our estimates are incorrect, our future financial operating results and financial condition could be adversely affected.

Terrorist acts, acts of war and natural disasters may seriously harm our business and revenues, costs and expenses and financial condition.

        We rely on a single manufacturing location to produce our microfluidic chips and drug discovery systems, and a single location to produce laboratory automation, imaging and robotics systems, with no alternative facilities. We rely principally on our facility in Alameda, California to produce Bioware cells and microorganisms. These facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Our manufacturing facilities may be affected by natural disasters, such as earthquakes and floods. Earthquakes are of particular significance because our LabChip product manufacturing facility is located in Mountain View, California, an earthquake-prone area. In the event that our existing manufacturing facilities or equipment are affected by man-made or natural disasters, we would be unable to manufacture products for sale, meet customer demands or meet sales projections, which would harm our business.

        Terrorist acts, acts of war and natural disasters (wherever located around the world) may cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and customers, any and all of which could significantly impact our revenues, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations that cannot presently be predicted. We are largely uninsured for losses and interruptions caused by terrorist acts, acts of war and natural disasters.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

        Our research and development processes, our anesthesia systems used with our optical imaging systems to anesthetize the animals being imaged, and our general biology operations involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials and radioactive compounds. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We currently maintain a limited pollution cleanup insurance policy in the amount of $2.0 million. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

Compliance with governmental regulations could increase our operating costs, which would adversely affect the commercialization of our technology.

        Many of our pharmaceutical and biotechnology licensees employ our technology to develop preclinical animal data on therapeutic products in development that may be submitted to governmental agencies as part of a regulatory application to commence human clinical testing or to commercialize their products. It is our belief that preclinical data collected using our technology has been submitted by several of our clients and accepted by the FDA to support commencement of clinical trials, and that in several cases regulatory approval has been received for a therapeutic product based, in part, on data collected using our technology. There can be no assurance that the FDA or other regulatory agencies will continue to accept preclinical data collected using our technology and submitted as part of an application to support initiation of clinical trials, or that such data can or will be used to support regulatory approval to commercialize therapeutic products.

        Additionally, exports of certain products and biological reagents to foreign customers and distributors are governed by the International Traffic in Arms Regulations, the Export Administration Regulations, the Patriot Act and the Bioterrorism Safety Act. Although these laws and regulations do not restrict our present foreign sales programs, there can be no assurance that future changes to these regulatory regimes will not affect or limit our foreign sales.

        Exports of our optical imaging systems and biological reagents to foreign customers and distributors are governed by the International Traffic in Arms Regulations, the Export Administration Regulations, Patriot Act and Bioterrorism Safety Act. Although these laws and regulations do not restrict our present foreign sales programs, any future changes to these regulatory regimes may negatively affect or limit our foreign sales.

Public perception of ethical and social issues may limit or discourage the use of mice for scientific experimentation, which could reduce our revenues and adversely affect our business.

        Governmental authorities could, for social or other purposes, limit the use of genetic modifications or prohibit the practice of our technology. Public attitudes may be influenced by claims that genetically engineered products are unsafe for use in research or pose a danger to the environment. The subject of genetically modified organisms, like genetically altered mice and rats, has received negative publicity and aroused significant public debate. In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage. Ethical and other concerns about our methods, particularly our use of genetically altered mice and rats, could adversely affect our market acceptance.

Risks Related to Owning Our Common Stock

Our stock price is extremely volatile, and you could lose a substantial portion of your investment.

        Our stock has been trading on the NASDAQ Global Market since mid-December 1999. We initially offered our common stock to the public at $16.00 per share. Since then our stock price has been extremely volatile and has ranged, through December 23, 2010 from a high of approximately $202.00 per share on March 2, 2000 to a low of $0.63 per share on November 21, 2008. Our stock price may drop substantially following an investment in our common stock. We expect that our stock price will remain volatile as a result of a number of factors, including:

  •
  announcements by analysts regarding their assessment of us and our prospects;

  •
  announcements by our competitors of complementary or competing products and technologies;

  •
  announcements of our financial results, particularly if they differ from investors' expectations; and

  •
  general market volatility for technology stocks.

        These factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

Provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

        Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition in which we are not the surviving company or which results in changes in our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit stockholders owning 15% or more of the outstanding voting stock, from consummating a merger or combination which includes us. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

USE OF PROCEEDS

        All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. The selling stockholders will receive all of the net proceeds from this offering. See "Selling Stockholders."

SELLING STOCKHOLDERS

        This prospectus relates to the resale of up to 1,628,237 shares of our common stock that are currently held by or that may be issued to the selling stockholders listed below. These shares of our common stock were or may be issued in connection with our acquisition of Cambridge Research & Instrumentation, Inc., or CRi, pursuant to the Agreement and Plan of Merger by and among the Company, Cricket Acquisition Corporation, CRi, and Theodore I. Les, as stockholder representative, dated as of December 8, 2010, which we refer to as the Merger Agreement.

        Upon the completion of the acquisition on December 17, 2010, and pursuant to the Merger Agreement, Cricket Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, merged with and into CRi, through which CRi became a wholly-owned subsidiary of the Company. The selling stockholders named in the table below, who are former stockholders of CRi, received or may receive the shares of our common stock offered hereby as consideration for their holdings in CRi. As described below, 137,417 of the shares to which this prospectus relates may be issued to such former stockholders of CRi if required by the Merger Agreement in connection with the release of shares placed in escrow and 69,067 of the shares to which this prospectus relates may be issued to such former stockholders of CRI if required by the Merger Agreement in connection with a working capital adjustment to be conducted after the closing of the merger which could result in the contingent issuance of those additional shares of our common stock.

        All shares issued in connection with the initial closing of the acquisition were, and all shares, if any, issued in connection with the release of shares placed in escrow and the working capital adjustment will be, valued at a price of $6.27 per share, which is equal to the volume weighted average of the per share selling prices of the Company's common stock for the five trading day period ending on the last trading day prior to the closing.

        The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the selling stockholders as part of the acquisition. Pursuant to the Merger Agreement, we agreed to keep the registration statement continuously effective until the earlier of (a) December 17, 2012 or (b) the date on which all of the shares have been sold pursuant to the registration statement.

        The following table sets forth information with respect to the selling stockholders and the shares of our common stock issued to each selling stockholder on December 17, 2010 in connection with the closing of our acquisition of CRi and the shares, if any, that may be issued to such selling stockholdesr in connection with the release of shares placed in escrow and the working capital adjustment in accordance with the Merger Agreement that may from time to time be offered or sold pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether selling stockholders will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Changes in the information concerning the selling stockholders, including as a result, if any, of the making of payments in connection with the release of shares placed in escrow and the working capital adjustment, will be set forth in supplements to this prospectus when and if necessary. As of December 22, 2010, there were 52,064,675 shares of our common stock outstanding.

	Number of Shares Beneficially Owned Before the Offering(1)			Maximum Number of Shares Being Offered Hereby(1)		Number of Shares Beneficially Owned After the Offering(2)
Name of Selling Stockholder	Number		Percent(3)	Number		Number	Percent(3)
iXCore S.A.S.(4)	523,464	(17)	1.03	523,464	(17)	—	*
Franklin Sherman Hoyt	189,401	(18)	*	189,401	(18)	—	*
Clifford Chase Hoyt(5)	125,997	(19)	*	125,997	(19)	—	*
Barbara Marie Marks	118,061	(20)	*	118,061	(20)	—	*
Peter J. Miller(6)	113,482	(21)	*	113,482	(21)	—	*
Robert A. Levine	79,654	(22)	*	79,654	(22)	—	*
Gavrin Family Limited Partnership(7)	50,018	(23)	*	50,018	(23)	—	*
Estate of Morton E. Goulder(8)	37,809	(24)	*	37,809	(24)	—	*
Estate of Frank Gillis(9)	30,736	(25)	*	30,736	(25)	—	*
Elisabeth E. Foukal	29,552	(26)	*	29,552	(26)	—	*
Peter V. Foukal	29,552	(27)	*	29,552	(27)	—	*
Moodoos Limited Partnership(10)	25,415	(28)	*	25,415	(28)	—	*
Pettit Revocable Trust(11)	22,252	(29)	*	22,252	(29)	—	*
Stephen B. Loring	20,932	(30)	*	20,932	(30)	—	*
Vikas Saini	20,261	(31)	*	20,261	(31)	—	*
Kimberly Promise Morgan	19,062	(32)	*	19,062	(32)	—	*
James M. Kendall	15,840	(33)	*	15,840	(33)	—	*
Kevin O. N. Kalkhoven	15,576	(34)	*	15,576	(34)	—	*
Kenneth D. Roberts	15,292	(35)	*	15,292	(35)	—	*
Russell J. Gershmann(12)	14,187	(36)	*	14,187	(36)	—	*
Andrew J. Campbell	12,708	(37)	*	12,708	(37)	—	*
Laura Roberts Estes	12,708	(38)	*	12,708	(38)	—	*
Theodore and Jane Les(13)	12,659	(39)	*	12,659	(39)	—	*
Silvio Micali	11,823	(40)	*	11,823	(40)	—	*
Thorndike Investment Partners(14)	11,823	(41)	*	11,823	(41)	—	*
George A. Abe(15)	9,462	(42)	*	9,462	(42)	—	*
Robert G. McKelvey	9,457	(43)	*	9,457	(43)	—	*
Alan E. and Lynn Bernstein	8,344	(44)	*	8,344	(44)	—	*
Stanley J. Miller, Jr. and Ann F. Miller	8,069	(45)	*	8,069	(45)	—	*
James P. Hoyt	7,097	(46)	*	7,097	(46)	—	*
John K. Hoyt	7,097	(47)	*	7,097	(47)	—	*
John Anthony Dexheimer	6,954	(48)	*	6,954	(48)	—	*
DAD Investment Limited Partnership(16)	6,817	(49)	*	6,817	(49)	—	*
Sally Lynne Tischler	6,676	(50)	*	6,676	(50)	—	*
Total	1,628,237		*	1,628,237		—	*

*
Represents less than 1% of the total aggregate amount of shares of common stock outstanding as of December 17, 2010.

(1)
The amount to be registered includes 1,559,170 shares of our common stock issued to selling stockholders in connection with the closing of our acquisition of Cambridge Research & Instrumentation, Inc. on December 17, 2010, of which 137,417 shares may be issued to such selling stockholders upon the release of shares being held in escrow in accordance with the Merger Agreement (as defined herein). In addition, the amount to be registered includes 69,067 shares that may be issued to such selling stockholders in accordance with the Merger Agreement upon the occurrence of a post-closing working capital adjustment, if any. Accordingly, the actual number of shares that may be issued to the selling stockholders in connection with the release of shares being held in escrow and the post-closing working capital adjustment may be lower or higher than the number assumed above and may be zero.

(2)
For purposes of this table only we have assumed that the selling stockholders will sell all of the shares of our common stock offered by this prospectus.

(3)
Calculated based on 52,064,675 shares of our common stock outstanding as of December 22, 2010.

(4)
Hervé Arditty, as President, and Christophe Bottega, as Chief Financial Officer, of iXCore S.A.S., exercise dispositive power over the shares of common stock being registered for resale in this prospectus.

(5)
Clifford Chase Hoyt was a founder of CRi and, as of December 17, 2010, is currently employed by the Company or one of its wholly-owned subsidiaries.

(6)
Peter J. Miller was a founder of CRi and, as of December 17, 2010, is currently employed by the Company or one of its wholly-owned subsidiaries.

(7)
Andrew Gavrin, Meredith Gavrin and Beth Gavrin, each as General Partners/Trustees of Gavrin Family Limited Partnership, exercise dispositive power over the shares of common stock being registered for resale in this prospectus.

(8)
David N. Goulder, as Executer of the Estate of Morton E. Goulder, exercises dispositive power over the shares of common stock being registered for resale in this prospectus.

(9)
Julie Ann Canny, as Executor of the Estate of Frank Gillis, exercises dispositive power over the shares of common stock being registered for resale in this prospectus.

(10)
Peter M. Wege II and Kathleen Wege, each as General Partners of Moodoos Limited Partnership, exercise dispositive power over the shares of common stock being registered for resale in this prospectus.

(11)
Danny E. Pettit, as a member of Pettit Revocable Trust, exercises dispositive power over the shares of common stock being registered for resale in this prospectus.

(12)
Russell J. Gershman was an employee of CRi and, as of December 17, 2010, is currently employed by the Company or one of its wholly-owned subsidiaries.

(13)
Theodore Les was an employee of CRi and, as of December 17, 2010, is currently employed by the Company or one of its wholly-owned subsidiaries.

(14)
Will Thorndike, as Managing Partner of Thorndike Investment Partners, exercises dispositive power over the shares of common stock being registered for resale in this prospectus.

(15)
George A. Abe was an employee of CRi and, as of December 17, 2010, is currently employed by the Company or one of its wholly-owned subsidiaries.

(16)
David Jaffe, as Managing Partner of DAD Investment Limited Partnership, exercises dispositive power over the shares of common stock being registered for resale in this prospectus.

(17)
Of these shares, up to 44,183 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 22,204 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(18)
Of these shares, up to 15,986 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 8,034 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(19)
Of these shares, up to 10,635 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 5,344 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(20)
Of these shares, up to 9,965 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 5,007 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(21)
Of these shares, up to 9,578 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 4,814 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(22)
Of these shares, up to 6,723 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 3,379 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(23)
Of these shares, up to 4,221 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 2,122 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(24)
Of these shares, up to 3,191 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 1,603 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(25)
Of these shares, up to 2,594 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 1,304 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(26)
Of these shares, up to 2,494 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 1,254 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(27)
Of these shares, up to 2,494 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 1,254 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(28)
Of these shares, up to 2,145 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 1,078 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(29)
Of these shares, up to 1,878 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 944 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(30)
Of these shares, up to 1,766 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 888 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(31)
Of these shares, up to 1,710 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 859 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(32)
Of these shares, up to 1,608 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 809 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(33)
Of these shares, up to 1,336 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 672 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(34)
Of these shares, up to 1,314 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 660 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(35)
Of these shares, up to 1,290 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 649 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(36)
Of these shares, up to 1,197 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 602 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(37)
Of these shares, up to 1,072 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 539 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(38)
Of these shares, up to 1,072 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 539 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(39)
Of these shares, up to 1,068 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 537 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(40)
Of these shares, up to 997 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 502 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(41)
Of these shares, up to 997 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 502 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(42)
Of these shares, up to 798 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 402 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(43)
Of these shares, up to 798 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 401 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(44)
Of these shares, up to 704 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 354 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(45)
Of these shares, up to 681 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 342 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(46)
Of these shares, up to 599 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 301 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(47)
Of these shares, up to 599 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 301 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(48)
Of these shares, up to 586 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 295 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(49)
Of these shares, up to 575 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 289 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

(50)
Of these shares, up to 563 shares are issuable to the selling stockholder upon the release of shares placed in escrow and up to 283 shares may be issuable in connection with the working capital adjustment, each pursuant to the terms of the Merger Agreement.

        Information set forth in the table above with respect to beneficial ownership has been furnished by each selling stockholder. Except as disclosed above, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

        The shares of our common stock offered pursuant to this prospectus were, or will be, issued to the selling stockholders in transactions that were, or will be, exempt from the registration requirements of the Securities Act.

        The selling stockholders listed in the table above may offer and sell, pursuant to this prospectus, any or all of such shares of our common stock owned by them and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        For purposes of this prospectus, the term "selling stockholders" includes each selling stockholder listed above, and any partners, donees, pledgees, transferees or other successors-in-interest from time to time selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer.

        We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales.

        The fact that the selling stockholders have invested in and hold shares of our common stock is not to be construed as a representation or recommendation of any kind on the part of any selling shareholder as to the investment quality of the shares covered by this prospectus, nor does it imply in any way that any selling stockholder will assist in meeting any of our company's future financial requirements.

PLAN OF DISTRIBUTION

        The shares of common stock listed in the table appearing in the "Selling Stockholders" section of this prospectus are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time offer and sell, transfer or otherwise dispose of any or all of their shares of common stock through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. Any such price may be changed from time to time. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:

  •
  on any national securities exchange on which our common stock may be listed at the time of sale, including the NASDAQ Global Market;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

  •
  short sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  in any combination of the above or by any other legally available means.

        These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade).

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

        Selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by or any discounts or concessions allowed to such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. Generally, the underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

        In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, the selling stockholders may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the selling stockholders' delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the selling stockholders may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to the selling stockholders or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

        Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or slowing a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

        In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        A selling stockholder which is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder who is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) two years from December 17, 2010, or (2) the date on which all of the shares covered by the registration statement have been sold.

        We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act.

LEGAL MATTERS

        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements of Caliper Life Sciences, Inc. incorporated by reference in Caliper Life Sciences, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's web site at http://www.sec.gov. We maintain a website at www.caliperLS.com. Information contained in or accessible through our website does not constitute part of this prospectus and you should not rely on that information in deciding whether to invest in our securities, unless that information is also in or incorporated by reference in this prospectus.

        This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$1,233
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000

Total	$31,233

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

        The restated certificate of incorporation (the "certificate of incorporation") of Caliper and the restated by-laws of Caliper (the "by-laws") provide, among other things, that, to the fullest extent under applicable law, Caliper shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, is or was, or has agreed to become, a director or officer of Caliper, or is or was serving, or has agreed to serve, at the request of Caliper, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such action, suit or proceeding and any appeal therefrom. Caliper has the power to indemnify its other officer, employees and agents.

        Section 43 of the by-laws provides that indemnification may include payment by Caliper of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

        Section 43 of the by-laws further provide that Caliper shall have the power to purchase and maintain insurance to insure the officers and directors of Caliper against any liabilities incurred by them in the discharge of their functions as such officers and directors. Caliper has purchased insurance which purports to insure the officers and directors of Caliper against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

        The Delaware General Corporation Law permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of any director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the certificate of incorporation contains provisions limiting the liability of its directors, to the fullest extent currently permitted by the Delaware General Corporation Law for monetary damages for breach of their fiduciary duty as directors.

        While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

        Caliper has entered into indemnity agreements (the "Indemnity Agreements") with certain directors of Caliper. The Indemnity Agreements provide that Caliper will pay any attorneys' fees and all other costs, expenses and obligations which the indemnitee pays or incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of Caliper. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties of amounts paid in settlement) of such claims, except we are not obligated to make any payment under the Indemnity Agreements which we are prohibited by law from paying as indemnity, or where (a) indemnification is provided to an indemnitee under an insurance policy, except for amounts in excess of insurance coverage, and (b) the claim is one for which an indemnitee is otherwise indemnified by Caliper. If so requested by the indemnitee, Caliper shall advance all expenses to the indemnitee.

Item 16.    Exhibits

        Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act of 1933");

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (c)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts on the 27th day of December, 2010.

Caliper Life Sciences, Inc.
By:	/s/ E. KEVIN HRUSOVSKY E. Kevin Hrusovsky President and Chief Executive Officer

POWER OF ATTORNEY

        The registrant and each person whose signature appears below constitutes and appoints E. Kevin Hrusovsky and Peter F. McAree, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. KEVIN HRUSOVSKY E. Kevin Hrusovsky	President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2010
/s/ PETER F. MCAREE Peter F. McAree	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 27, 2010
/s/ JOSEPH H. GRIFFITH IV Joseph H. Griffith IV	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	December 27, 2010
/s/ ROBERT C. BISHOP, PH.D. Robert C. Bishop, Ph.D.	Chairman of the Board of Directors	December 27, 2010
/s/ VAN BILLET Van Billet	Director	December 27, 2010

Signature	Title	Date

/s/ DAVID W. CARTER David W. Carter	Director	December 27, 2010
/s/ ALLAN L. COMSTOCK Allan L. Comstock	Director	December 27, 2010
/s/ DAVID MILLIGAN, PH.D. David Milligan, Ph.D.	Director	December 27, 2010
/s/ KATHRYN TUNSTALL Kathryn Tunstall	Director	December 27, 2010

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation, as amended. Filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-28229) filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference.
4.2
Restated By-laws, as amended. Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-32976) filed with the Securities and Exchange Commission on March 2, 2007 and incorporated by herein by reference.
4.3
Specimen of Common Stock Certificate. Filed as Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-28229) and incorporated herein by reference.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in signature pages of the Registration Statement).